Exhibit 99.1

GUESS?, INC. APPOINTS CHIEF OPERATING OFFICER

LOS ANGELES, August 21, 2013 - GUESS?, Inc. (NYSE: GES) announced today the appointment of Michael Relich to the position of Chief Operating Officer of GUESS?, Inc., with global responsibility. As part of the GUESS Executive Leadership Team, Mr. Relich will be reporting to Paul Marciano, co-founder and CEO of GUESS?, Inc.

In his nine years as Chief Information Officer for GUESS?, Inc., Mr. Relich has had increasing global responsibilities, leading a number of areas, including IT, Distribution/Logistics, E-Commerce and Strategic Planning. During his tenure with the Company, Mr. Relich has proven to be an inclusive leader with strong operational skills and strategic vision. He is also well recognized as an industry leader in retail technology, having been named Retail CIO of the Year for Strategic Impact by a leading retail industry publication in 2011 and serving as a member of the HP Big Data Analytics and GT Nexus Executive Advisory Boards.

Paul Marciano commented, “I believe, more than ever, that the integration of technology, speed, and brand synergy is vital for our success. Michael's proven experience in these areas makes him a great fit as our new Chief Operating Officer.”

ABOUT GUESS?, INC.
Established in 1981, GUESS began as a denim company and has since successfully grown into a global lifestyle brand. Today, GUESS designs, markets and distributes full collections of women's, men's and children's apparel as well as accessories. Throughout the years, the GUESS image has been portrayed in unforgettable, innovative campaigns that have made the brand a household name. GUESS is distributed throughout the world in fine department and specialty stores, its retail and factory stores, and on its online store www.GUESS.com. GUESS has licensees and distributors in South America, Europe, Asia, Africa, Australia, and the Middle East. In addition to shopping online, you can find more information on GUESS at www.GUESS.com.

Contact: Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.